Exhibit 10.4

TAX MATTERS AGREEMENT

by and among

INTERNATIONAL GAME TECHNOLOGY PLC,

IGNITE ROTATE LLC,

EVERI HOLDINGS INC.

and

VOYAGER PARENT, LLC

Dated as of July 26, 2024

Article XI Treatment of Payments		16

11.01	Treatment of Tax Indemnity Payments	16

Article XII DISPUTEs		17

12.01	Disputes	17
12.02	Injunctive Relief	17

Article XIII Expenses		17

Article XIV General Provisions		18

14.01	Entire Agreement; Counterparts; Exchanges by Facsimile	18
14.02	Transaction Documents; Precedence of Agreements	18
14.03	Survival	18
14.04	Expenses	18
14.05	Notices	18
14.06	Waiver	18
14.07	Assignment	18
14.08	Termination	18
14.09	Amendment	18
14.10	Group Members	18
14.11	Third-Party-Beneficiaries	18
14.12	Exhibits and Schedules	18
14.13	Governing Law	18
14.14	Submission to Jurisdiction	19
14.15	Waiver of Jury Trial	19
14.16	Specific Performance	19
14.17	Severability	19
14.18	Construction	19

Exhibit A	-	Certain Definitions
Exhibit B	-	List of Remainco Consolidated Returns

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2024, by and among (a) INTERNATIONAL GAME TECHNOLOGY PLC, a public limited company incorporated under the laws of England and Wales (“Remainco”); (b) IGNITE ROTATE LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Remainco (“Spinco,” and together with Remainco, the “Companies,” and each a “Company”); (c) EVERI HOLDINGS INC., a Delaware corporation (“Merger Partner”) and (d)  VOYAGER PARENT, LLC, a Delaware limited liability company (“Buyer,” and together with Remainco, Spinco and Merger Partner, the “Parties,” and each a “Party”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Remainco is engaged, directly and indirectly, in the Spinco Business;

Whereas, on the terms and subject to the conditions set forth in the Separation Agreement, Remainco will effectuate the Separation, including the Spinco Contribution;

Whereas, following the Separation, Remainco desires to sell to Buyer, and Buyer desires to purchase from Remainco, all of Remainco’s right, title and interest in and to the Spinco Units upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Remainco, Spinco, Voyager Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Buyer (“Buyer Sub”), and Merger Partner have entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”);

Whereas, the Parties contemplate that, pursuant to the Merger Agreement and immediately following the consummation of the sale of the Spinco Units to Buyer, at the Merger Effective Time, Buyer Sub shall be merged (the “Merger”) with and into Merger Partner, with Merger Partner surviving the Merger as a wholly owned direct Subsidiary of Buyer; and

Whereas, the Parties desire to set forth the principal arrangements among them with respect to Tax matters regarding the foregoing transactions and to make certain covenants and agreements specified in this Agreement in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Allocation of Tax Liabilities

1.01          General Rule.

(a)            Remainco Liability. From and after the Closing, Remainco shall be liable for, and shall indemnify and hold harmless the members of the Buyer Group and the members of the Spinco Group from and against any liability for, Remainco Taxes to the extent not otherwise taken into account in determining the Final Purchase Price.

(b)            Spinco Liability. From and after the Closing, Spinco, Merger Partner and Buyer shall be jointly and severally liable for, and shall indemnify and hold harmless the members of the Remainco Group from and against any liability for, Spinco Taxes.

1.02          Attribution of Taxes.

(a)            General. For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the Spinco Business on the one hand and the Remainco Retained Business on the other (but not both) to the extent that such Tax and Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations, Assets and Liabilities of the Spinco Business on the one hand, and only the operations, Assets and Liabilities of the Remainco Retained Business, on the other hand (but not both), as applicable. With respect to Income Taxes, such Tax and Tax Items shall be jointly determined by Remainco and Buyer in good faith consistent with Past Practices. With respect to any other Taxes or Tax Items, Remainco and Buyer shall jointly determine in good faith consistent with Past Practices which such Taxes and Tax Items are properly attributable to assets or activities of the Spinco Business and the Remainco Retained Business, respectively (and in the case of such a Tax or Tax Item that is properly attributable to both the Spinco Business and the Remainco Retained Business, the allocation of such Tax or Tax Item between the Spinco Business and the Remainco Retained Business).

(b)            Close of Tax Year and Straddle Period Tax Allocation. The Parties shall take all actions necessary or appropriate to close the taxable year of each member of the Spinco Group for all Tax purposes as of the close of the Closing Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit a member of the Spinco Group to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of such member of the Spinco Group as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis and income that is includable by a member of the Spinco Group under Sections 951 and 951A of the Code for any Pre-Closing Period shall be included in the income of such member of the Spinco Group as though the taxable year of such member of the Spinco Group’s foreign Subsidiaries which are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code ended on the Closing Date, with the income of each such foreign Subsidiary measured on a closing of the books basis. Items of deduction or credit that are calculable only on a consolidated basis shall be determined on such basis (and not on a separate return basis) and then equitably apportioned by the Party responsible for preparing the applicable Tax Return.

1.03         Transaction Taxes. Transaction Taxes shall be allocated one hundred percent (100%) to Remainco.

Article II

Preparation and Filing of Tax Returns

2.01          General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Article II. Each Company shall provide, and shall cause the members of its Group to provide, assistance and cooperation to the other Company in accordance with Article VI with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VI.

2.02          Responsibility for Preparation and Filing and Payment of Taxes Shown Due.

(a)            Remainco Consolidated Return. Remainco shall prepare and file all Remainco Consolidated Returns for a Pre-Closing Period or a Straddle Period.

(b)            Buyer Consolidated Return. Buyer shall prepare and file all Buyer Consolidated Returns for a Pre-Closing Period or a Straddle Period.

(c)            Mixed Business Tax Returns.

(i)            Remainco shall prepare and file (or cause to be prepared and filed) any Mixed Business Tax Return for a Pre-Closing Period or a Straddle Period required by Law to be filed by a member of the Remainco Group.

(ii)            Buyer shall prepare and file (or cause to be prepared and filed) any Mixed Business Tax Return for a Pre-Closing Period or a Straddle Period required by Law to be filed by a member of the Spinco Group after the Closing Date.

(d)            Single Business Tax Returns.

(i)            Remainco shall prepare and file (or cause to be prepared and filed) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required by Law to be filed by a member of the Remainco Group.

(ii)            Buyer shall prepare and file (or cause to be prepared and filed) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required by Law to be filed by a member of the Spinco Group after the Closing Date.

(e)            Next Day Rule. Notwithstanding anything to the contrary contained in this Agreement, for applicable Tax purposes, the Parties shall report any Extraordinary Transactions on the Closing Date after the Equity Sale Closing Time as occurring on the day after the Closing Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

2.03         Tax Reporting Practices

. With respect to any Tax Return that a Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 2.02, for any Tax period ending on or before the Closing Date, the Responsible Company shall prepare such Tax Return in accordance with past practices, accounting methods, elections or conventions to the extent allowed by Law (“Past Practices”), and to the extent any items are not covered by Past Practices (or in the event that there is not a more likely than not basis for the use of such Past Practices), in accordance with reasonable Tax practices selected by the Responsible Company after good faith consultation with the other Company.

2.04         Consolidated or Combined Tax Returns.

(a)            Buyer shall cause the applicable members of the Spinco Group to elect and join in filing any consolidated, combined or unitary Tax Returns that are required to be filed by Remainco under applicable Law or that the Parties mutually agree in writing that Remainco will file pursuant to Section 2.02 with respect to any Pre-Closing Period.

(b)            With respect to all Remainco Consolidated Returns or Buyer Consolidated Returns for the taxable year which includes the Closing Date, Buyer or Remainco, as applicable, shall use the closing of the books method under Treasury Regulations Section 1.1502-76 based on information available, including reasonable estimates consistent with Past Practice.

2.05         Right to Review Tax Returns.

(a)            Except with respect to Remainco Consolidated Returns or Buyer Consolidated Returns (which shall be governed by Section 2.05(d)) or as otherwise agreed by the Companies, in the case of any Tax Returns provided for by Section 2.02 and which reflects a Tax liability reasonably expected to be borne by a Party, to the extent not previously filed, no later than twenty (20) Business Days prior to the Due Date of each such Tax Return (reduced to ten (10) Business Days for state or local Tax Returns), the Responsible Company shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to the other Company. The other Company shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than ten (10) Business Days after receipt of such Tax Returns (reduced to five (5) Business Days for state or local Tax Returns), the other Company shall have a right to object to such Tax Return (or items with respect thereto) by notice to the Responsible Company. Any such notice to the Responsible Company shall contain the disputed item (or items) and the basis for the other Company’s objection.

(b)            If a Company objects by proper notice described in Section 2.05(a), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided that, notwithstanding anything to the contrary contained in this Agreement, if the Companies have not resolved the disputed item or items by the date which is two (2) Business Days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.05 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).

(c)            If a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 2.05(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XII. If the resolution of such disputed item (or items) in accordance with Article XII with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). If the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Article XII, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article III in a manner that reflects such resolution.

(d)            Remainco shall provide a draft, prepared in a manner that is consistent with Past Practice, of only those portions of any Remainco Consolidated Return that reflect a Tax liability reasonably expected to be borne by any member of the Spinco Group, any member of the Merger Partner Group or any member of the Buyer Group to Buyer for Buyer’s review and comment no later than the date which is thirty (30) Business Days prior to the Due Date for each such Remainco Consolidated Return (reduced to twenty (20) Business Days for state or local Tax Returns); provided that nothing in this Agreement shall prevent Remainco from timely filing any such Remainco Consolidated Return; provided, further, that Remainco shall not be required to provide such draft if it determines in its sole discretion to waive any liability that any member of the Spinco Group, any member of the Merger Partner Group or any member of the Buyer Group may have in respect of such Tax liability and agrees such Tax shall not be treated as a Spinco Tax. If any dispute involving a Remainco Consolidated Return is not resolved prior to the Due Date for the filing of such Remainco Consolidated Return, then such Remainco Consolidated Return shall be timely filed by Remainco and Remainco agrees to amend such Remainco Consolidated Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. Buyer shall provide, or cause to be provided, a draft, prepared in a manner that is consistent with Past Practice, of only those portions of any Buyer Consolidated Return that reflect a Tax liability reasonably expected to be borne by any member of the Remainco Group for Remainco’s review and comment no later than the date which is thirty (30) Business Days prior to the Due Date for each such Buyer Consolidated Return (reduced to twenty (20) Business Days for state or local Tax Returns); provided that nothing in this Agreement shall prevent Buyer from timely filing any such Buyer Consolidated Return; provided, further, that Buyer shall not be required to provide such draft if it determines in its sole discretion to waive any liability that any member of the Remainco Group may have in respect of such Tax liability and agrees such Tax shall not be treated as a Remainco Tax. If any dispute involving a Buyer Consolidated Return is not resolved prior to the Due Date for the filing of such Buyer Consolidated Return, then such Buyer Consolidated Return shall be timely filed by Buyer and Buyer agrees to amend such Buyer Consolidated Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. Notwithstanding anything to the contrary contained in this Agreement and except as provided in this Section 2.05, Remainco or Buyer, as the case may be, shall not have any rights to review or comment upon any Buyer Consolidated Return or any Remainco Consolidated Return, respectively.

2.06         Refunds, Carrybacks and Amended Tax Returns.

(a)            Refunds.

(i)            Each member of the Remainco Group or each member of the Spinco Group (each such member, as applicable, the “Claiming Company”) shall be entitled to Refunds that relate to Taxes for which any member of the Remainco Group, on the one hand, and any member of the Spinco Group, any member of the Merger Partner Group or any member of the Buyer Group, on the other hand, is liable under this Agreement. To the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Articles II and III, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III with the Tax liability of such Party as determined under Section 1.02, taking into account the facts as utilized for purposes of claiming such Refund.

(ii)            Notwithstanding Section 2.06(a)(i), to the extent a claim for a Refund results in a Correlative Detriment to a member of the Remainco Group or a member of the Spinco Group, as applicable, any such Refund that is received by the Claiming Company shall, and only to the extent thereof, be paid to the member of the Remainco Group or the Spinco Group that incurs such Correlative Detriment.

(iii)            In the event of an adjustment relating to Taxes pursuant to a Final Determination for which a Party is responsible under this Agreement which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to this Agreement (the “Benefited Party”), then the Benefited Party shall pay to such Party, within ten (10) Business Days of the Final Determination of such adjustment, an amount equal to the amount of such reduction in the Taxes of the Benefited Party.

(iv)            Any Refund or portion thereof to which a Claiming Company is entitled pursuant to this Section 2.06(a) that is received or deemed to have been received as described in this Agreement by a member of the Remainco Group or the Spinco Group, as applicable, shall be paid by such member to the Claiming Company in immediately available funds in accordance with Article III. To the extent a member of the Remainco Group or Spinco Group, as applicable, applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such member to the Claiming Company pursuant to this Section 2.06(a), such member shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

(v)            Notwithstanding anything to the contrary contained in this Agreement, any Company that has claimed (or causes another member of its Group to claim) a Refund shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.

(b)            Carrybacks.

(i)            To the extent permitted by applicable Law, Spinco or the applicable member of the Spinco Group, shall relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or any Straddle Period with respect to Taxes reflected on a Remainco Consolidated Return.

(ii)            Notwithstanding anything to the contrary contained in this Agreement, any Company that has claimed (or causes another member of its Group to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim that could have been relinquished, waived or otherwise foregone under applicable Tax Law and for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

(iii)            Each Company shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Company (or by another member of its Group) pursuant to the provisions set forth in this Section 2.06(b).

(c)            Amended Tax Returns.

(i)            Notwithstanding anything to the contrary contained in Section 2.01, unless required by applicable Law, neither Company (nor any member of its Group) shall file an amended Tax Return for a Pre-Closing Period or a Straddle Period without the consent, not to be unreasonably withheld, conditioned or delayed, of the other Company; provided, that Remainco may file, or cause to be filed, any such amended Tax Return to the extent it relates solely to Remainco Taxes for which no member of the Spinco Group, no member of the Merger Partner Group or no member of the Buyer Group has any liability under this Agreement and Spinco may file, or cause to be filed, any such amended Tax Return to the extent it relates solely to Spinco Taxes or Taxes of Merger Partner or Buyer for which no member of the Remainco Group has any liability under this Agreement.

(ii)            Each Company that is permitted (or another member of whose Group that is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that the other Company consented to the filing of such amended Tax Return giving rise to such liability.

Article III

Tax Payments

3.01          Payment of Taxes.

(a)            Computation and Payment of Tax Due. At least ten (10) Business Days prior to the due date for any Tax Return (taking into account extensions properly obtained), the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 2.03 relating to consistent reporting practices, as applicable) with respect to such Tax Return on such date. The Responsible Company shall pay such amount to such Tax Authority on or before such date. The Responsible Company shall provide notice to the other Company setting forth the other Company’s responsibility for the amount of Taxes paid to the Tax Authority and provide proof of payment of such Taxes.

(b)            Computation and Payment of Liability with Respect to Tax Due. Within ten (10) Business Days following the earlier of (i) the due date (including extensions) for filing any such Tax Return described in Section 3.01(a) (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if a member of the Remainco Group is the Responsible Company, then Buyer shall pay, or cause to be paid, to Remainco the amount allocable to the Spinco Group under the provisions of this Agreement, and if a member of the Buyer Group is the Responsible Company, then Remainco shall pay, or cause to be paid, to Buyer the amount allocable to the Remainco Group under the provisions of this Agreement. Such period shall not commence unless and until the Responsible Company notifies the other Company pursuant to Section 3.01(a) and interest shall not accrue during any time period where such notification has not been received.

(c)            Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. The Responsible Company shall compute the amount attributable to the Spinco Group or the Remainco Group (as the case may be) in accordance with this Agreement and Buyer shall pay, or cause to be paid, to Remainco any amount due to Remainco or Remainco shall pay, or cause to be paid, to Buyer any amount due to Buyer under this Agreement within ten (10) Business Days from the later of (i) the date the additional Tax was paid by the Responsible Company or, in an instance where no cash payment is due to a Tax Authority, the date of such Final Determination, or (ii) the date of receipt of a written demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating to such Taxes.

3.02         Indemnification Payments.

(a)            If a Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax for which the other Party (the “Required Company”) is liable under this Agreement, then the Payor shall provide notice to the Required Company for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating to such Taxes. The Required Company shall have a period of ten (10) Business Days after the receipt of notice to respond. Unless the Required Company disputes the amount it is liable for under this Agreement, the Required Company shall reimburse the Payor within ten (10) Business Days of delivery by the Payor of the notice described above. To the extent the Required Company does not agree with the amount the Payor claims the Required Company is liable for under this Agreement, the dispute shall be resolved in accordance with Article XII.

(b)            Any Tax indemnity payment required to be made by the Required Company pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Company by the other Company pursuant to Section 4.01. A Tax Benefit payment shall be treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c)            All indemnification payments under this Agreement shall be made by a Party to the other Party; provided that upon the reasonable request of a Party entitled to indemnification, any member of such Party’s Group may make such indemnification payment to any member of the other Party’s Group. All indemnification payments shall be treated in the manner described in Article XI.

Article IV

Tax Benefits

4.01         Tax Benefits

(a)            If a member of the Spinco Group recognizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination with respect to any Taxes for which Remainco is liable under this Agreement and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis with items related to the Loss being the last items counted), or if a member of the Remainco Group recognizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Spinco Group, a member of the Merger Partner Group or a member of the Buyer Group is liable under this Agreement and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis with items related to the Loss being the last such items counted), Spinco or Remainco, as the case may be, shall make (or cause to be made) a payment to the other Company within ten (10) Business Days following such actual recognition of the Tax Benefit, in an amount equal to such Tax Benefit. If any audit or other proceeding results in any decrease in the amount of any Tax Benefit, appropriate payments will be made between the Companies to properly reflect such adjustment amount.

(b)            No later than ten (10) Business Days after a Tax Benefit described in Section 4.01(a) is actually received by a member of the Remainco Group or a member of the Spinco Group, Remainco (if a member of the Remainco Group recognizes such Tax Benefit) or Spinco (if a member of the Spinco Group recognizes such Tax Benefit) shall provide the other Company with notice of the amount payable to the other Company pursuant to this Section 4.01. If a Company disagrees with any such calculation described in this Section 4.01(b), such Company shall so notify the other Company in writing within five (5) Business Days of receiving the written calculation set forth above in this Section 4.01(b). Each Company shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 4.01 shall be determined in accordance with Article XII as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, no Company shall be required to provide the other Company with any Tax Return or other Tax information in connection with this provision.

Article V

Group Relief

5.01         Termination of Group

(a)            For all periods of the members of the Spinco Group ending on or before the Equity Sale Closing Time and, in the case of any Straddle Period, the part of the period prior to the Equity Sale Closing Time, Spinco, Merger Partner and Buyer (as appropriate) shall cause the applicable members of the Spinco Group to surrender to, or claim from, Remainco, or any other member of the Remainco Group, all such Group Relief set forth in Section 5.01 hereto or as otherwise agreed in writing by the Parties, subject to and as permitted by applicable law; provided that (i) none of Spinco, Merger Partner or Buyer shall be obliged to procure any surrender or claim for Group Relief pursuant to this Section 5.01 to the extent that (X) the availability or existence of such Group Relief has been taken into account in determining the Final Purchase Price and/or (Y) such surrender or claim may give rise to any liability for Tax of any member of the Spinco Group, any member of the Merger Partner Group or any member of the Buyer Group which is attributable to any period ending on or before the Equity Sale Closing Time (including any Extraordinary Transaction entered into prior to the Equity Sale Closing Time at the voluntary direction of Remainco or any member of the Spinco Group), and (ii) any commercially reasonable costs properly incurred by Spinco, Merger Partner and Buyer in causing the applicable members of the Spinco Group to effect such Group Relief surrender or claim (including any such commercially reasonable costs properly incurred by a member of the Spinco Group in effecting such Group Relief surrender or claim) shall be borne by Remainco subject to receipt of satisfactory evidence of payment thereof.

(b)            Spinco, Merger Partner and Buyer shall, and shall cause the applicable members of the Spinco Group to, use commercially reasonable efforts to procure that full effect is given to the surrenders and claims to be made under Section 5.01(a) and that such surrenders and claims are allowed in full by the relevant Tax Authority and (without prejudice to the generality of the foregoing) Spinco, Merger Partner and Buyer shall cause the applicable members of the Spinco Group to sign and submit to the relevant Tax Authority all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed), all such claims and all such other documents and returns as may be necessary to secure that full effect is given to the surrenders and claims to be made under Section 5.01(a).

(c)            Except as required by Law or if the Reliefs which formed part of a Group Relief surrender were not available to be surrendered (whether as a result of the relevant Tax Authority refusing to allow Group Relief or otherwise), Spinco, Merger Partner and Buyer shall not, and shall cause each applicable member of the Spinco Group not to, amend or withdraw any notices of consent to surrender or other documents referred to in Section 5.01(b), or make any representation, claim or filing that is inconsistent therewith, save with the express written consent of Remainco, not to be unreasonably withheld, conditioned or delayed.

(d)            Remainco shall not, and shall cause each other member of the Remainco Group not to, amend or withdraw any return submitted prior to the Equity Sale Closing Time that would result in the withdrawal or reduction of the amount of any Group Relief surrendered to a member of the Spinco Group unless required by Law or if the Reliefs which formed part of a Group Relief surrender were not available to be surrendered (whether as a result of the relevant Tax Authority refusing to allow Group Relief or otherwise).

(e)            Spinco shall not, and shall cause each other member of the Spinco Group not to, amend or withdraw any return submitted prior to the Equity Sale Closing Time that would result in the withdrawal or reduction of the amount of any Group Relief surrendered to a member of the Remainco Group unless required by law or if the Reliefs which formed part of a Group Relief surrender were not available to be surrendered (whether as a result of the relevant Tax Authority refusing to allow Group Relief or otherwise ).

(f)            If, after the Equity Sale Closing Time, the Reliefs which formed part of a Group Relief surrender to a member of the Remainco Group by a member of the Spinco Group were not available to be surrendered (whether as a result of the relevant Tax Authority refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the relevant surrender or for any other reason whatsoever), Spinco, Merger Partner and Buyer shall, if requested in writing by Remainco, cause the applicable members of the Spinco Group to take reasonable actions to procure that the Reliefs which formed part of the relevant Group Relief are available to be surrendered, provided that (i) none of Spinco, Merger Partner or Buyer shall be obliged to procure any surrender or claim for Group Relief pursuant to this Section to the extent that (X) the availability or existence of such Group Relief has been taken into account in determining the Final Purchase Price and/or (Y) such surrender or claim may give rise to any liability for Tax of any member of the Spinco Group, any member of the Merger Partner Group or any member of the Buyer Group which is attributable to any period ending on or before the Equity Sale Closing Time (including any Extraordinary Transaction entered into prior to the Equity Sale Closing Time at the voluntary direction of Remainco or any member of the Spinco Group), and (ii) any commercially reasonable costs properly incurred by Spinco, Merger Partner and Buyer in causing the applicable members of the Spinco Group to effect such Group Relief surrender or claim (including any such commercially reasonable costs properly incurred by a member of the Spinco Group in effecting such Group Relief surrender or claim) shall be borne by Remainco subject to receipt of satisfactory evidence of payment thereof.

(g)            For the avoidance of doubt, (i) any surrender or claim for any Group Relief made pursuant to this Section 5.01 shall be for nil consideration and (ii) none of Spinco, Merger Partner or Buyer represent, warrant or underwrite the availability or existence of any Reliefs which form (or may form) part of any Group Relief surrender or claim contemplated by this Section 5.01.

Article VI

Cooperation and Reliance

6.01         Assistance and Cooperation.

(a)            Each Company shall cooperate, and shall cause the other members of its Group to cooperate, with the other Company and its agents and representatives, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Groups, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and the other members of its Group available to the other Company as provided in Article VII. Each Company shall also make available to the other Company, as reasonably requested and available, personnel (including officers, employees and agents of such Company and the other members of its Group) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)            Any information or documents provided under this Article VI shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision to the contrary contained in any Transaction Document, (i) neither Company nor any of the other members of its Group shall be required to provide the other Company or any of the other members of its Group or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to the first Company, the business or assets of the first Company or any of the other members of its Group and (ii) in no event shall a Company or the other members of its Group be required to provide the other Company, any of the other Group’s members or any other Person access to or copies of any information if such action in each of clause (i) or clause (ii) could reasonably be expected to result in the waiver of any privilege. In addition, if a Company determines that the provision of any information to the other Company or any of the other members of its Group could be commercially detrimental, violate any Law or agreement or waive any privilege, then such Company shall use reasonable best efforts to comply with its obligations under this Article VI in a manner that avoids any such harm or consequence.

6.02         Tax Return Information. Each Company acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made by a Company pursuant to Section 6.01 or this Section 6.02. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

6.03          Non-Performance. If a Company (or any of the other members of its Group) fails to comply with any of its obligations set forth in this Article VI upon reasonable request and notice by the other Company and such failure results in the imposition of additional Taxes, the non-performing Company shall be liable in full for such additional Taxes.

6.04          Costs. Each Company shall devote the personnel and resources necessary to perform its obligations under this Article VI and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided under this Agreement. Each Company shall perform its obligations under this Article VI at its own cost and expense.

Article VII

Tax Records

7.01         Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Closing Periods, and Remainco shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Closing Periods, for so long as the contents of such Tax Records may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations or (b) seven (7) years after the Closing Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon thirty (30) Business Days’ prior notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VII are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such Company may dispose of such Tax Records upon thirty (30) Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 7.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such thirty (30)-Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon thirty (30) Business Days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such thirty (30) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

7.02         Access to Tax Records. Each Company shall make available, and cause the other members of its Group to make available, to the other Company for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and the other members of its Group, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by a Company or any of the other members of its Group to any Person other than another member of its Group, then such Company or the other member of its Group shall transfer such records to the other Company at such time.

Article VIII

Tax Contests

8.01         Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest related to Taxes for which the other Party may be liable (including pursuant to an indemnification obligation under this Agreement). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. The failure of a Party to provide such notice shall not affect the indemnification provided under this Agreement except to the extent that a Party has actually been prejudiced by such failure.

8.02         Control of Tax Contests.

(a)            Controlling Company. In the case of any Tax Contest referred to in Section 8.01, the Party that would be primarily liable under this Agreement for the Taxes resulting from such Tax Contest (the “Controlling Company”) shall administer and control such Tax Contest; provided that (i) with respect to any Tax Contest relating to a Pre-Closing Period and the Spinco Group with respect to which Remainco is the Controlling Company, upon the consent of the applicable member of the Spinco Group, Remainco may appoint the applicable member of the Spinco Group to conduct all or part of such Tax Contest at Remainco’s expense (in which case, the applicable member of the Spinco Group shall be the Controlling Company with respect to such Tax Contest) and (ii) in no event shall (A) Remainco be entitled to control a Tax Contest that relates to a Buyer Consolidated Return or (B) Spinco, Merger Partner or Buyer be entitled to control a Tax Contest that relates to a Remainco Consolidated Return.

(b)            Settlement Rights. The Controlling Company must obtain the prior consent, such consent not to be unreasonably withheld, conditioned or delayed, of the other non-controlling Party (the “Non-Controlling Company”) prior to contesting, litigating, compromising or settling any Tax Contest referred to in Section 8.01. In the case of any such Tax Contest referred to in Section 8.01: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Company to take any action specified in the preceding sentence with respect to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(c)            Tax Contest Participation. The Controlling Company shall provide the Non-Controlling Company with notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest referred to in Section 8.01. The failure of the Controlling Company to provide any notice specified in this Section 8.02(c) to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(d)            Power of Attorney. Each member of the Spinco Group shall execute and deliver to Remainco (or such member of the Remainco Group as Remainco shall designate) any power of attorney or other similar document reasonably requested by Remainco (or such designee) in connection with any Tax Contest (as to which Remainco is the Controlling Company) described in this Article VIII. Each member of the Remainco Group shall execute and deliver to Buyer (or such member of the Spinco Group as Buyer shall designate) any power of attorney or other similar document requested by Buyer (or such designee) in connection with any Tax Contest (as to which Spinco, Merger Partner or Buyer is the Controlling Company) described in this Article VIII.

(e)            Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Company with respect to a Tax Contest related to an adjustment which is reasonably expected to become the subject of any indemnification payment under this Agreement shall be shared by the Parties according to each Party’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided that a Non-Controlling Company shall not be liable for fees payable to outside advisors to the extent that the Controlling Company failed to obtain the consent (not to be unreasonably withheld, conditioned or delayed) of the Non-Controlling Company to engage such outside advisors or consult with the Non-Controlling Company pursuant to Section 8.02(b). If the Controlling Company incurs out-of-pocket costs and expenses to be shared under this Section 8.02(e), such Controlling Company shall provide notice to the Non-Controlling Company within ten (10) Business Days after the end of the fiscal quarter in which such costs and expenses were incurred for the amount due from such Non-Controlling Company pursuant to this Section 8.02(e), describing in reasonable detail the particulars of such out-of-pocket costs and expenses. Such Non-Controlling Company shall have a period of five (5) Business Days after the receipt of such notice to respond. Unless the Non-Controlling Company disputes the amount it is liable for under this Section 8.02(e), the Non-Controlling Company shall reimburse the Controlling Company within ten (10) Business Days of delivery by the Controlling Company of such notice. If the Non-Controlling Company does not agree with the amount the Controlling Company claims the Non-Controlling Company is liable for under this Section 8.02(e), the dispute shall be resolved in accordance with Article XII. During the first month of each fiscal quarter in which it expects to incur costs and expenses for which reimbursement may be sought under this Section 8.02(e), the Controlling Company shall provide the Non-Controlling Company with a good faith estimate of such costs and expenses.

Article IX

Effective Date; Termination of Prior Intercompany Tax Allocation Agreements

9.01          Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. Other than this Article IX, which shall be effective as of the date hereof, none of the provisions in this Agreement shall take effect until the Equity Sale Closing Time, Remainco, Spinco and Buyer (and the respective members of their Groups) shall not have any obligations under this Agreement until the Equity Sale Closing Time, and Merger Partner (and the members the Merger Partner Group) shall not have any obligations under this Agreement until the Merger Effective Time. If the Merger Agreement is terminated prior to the Equity Sale Closing Time, then this Agreement shall terminate with no force or effect. As of the Closing Date, (a) all prior intercompany Tax allocation agreements or arrangements, if any, between one or more members of the Remainco Group, on the one hand, and one or more members of the Spinco Group, on the other hand, shall be terminated; and (b) amounts due under such agreements shall be settled. Upon such termination and settlement, no further payments by or to a Company with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.

Article X

Survival of Obligations

10.01        Survival of Obligations. From and after the Closing, the covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article XI

Treatment of Payments

11.01       Tax Treatment of Payments. To the extent allowed under applicable Tax Law, any Tax indemnity payments made by a Party under Section 1.01 or Section 3.02, any Refund payments made by a Party under Section 2.06(a) or Section 2.06(b)(iii), or any Tax Benefit payments made by a Party under Section 4.01 shall be treated for Tax purposes by the Parties as an adjustment to the Final Purchase Price.

Article XII

DISPUTEs

12.01       Disputes. Except as set forth in Section 12.02, if the Parties are unable to resolve a dispute or disagreement (a “Dispute”) between any member of the Remainco Group, on the one hand, and any member of the Spinco Group, any member of the Merger Partner Group or any member of the Buyer Group, on the other hand, involving the matters covered by this Agreement within ten (10) Business Days from the date that one Party first notifies the other Party of the Dispute, then such Dispute shall be referred to a Tax Advisor acceptable to the Parties to act as an arbitrator to resolve the Dispute. Except to the extent inconsistent with the following (such as the use of the Tax Advisor in lieu of the Independent Accounting Firm), the dispute resolution procedures set forth in Section 2.4(g) of the Separation Agreement shall apply mutatis mutandis. If the Parties are unable to agree upon a Tax Advisor within ten (10) Business Days, the Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than twenty (20) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

12.02        Injunctive Relief. Nothing in this Article XII shall prevent a Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to such Party. Notwithstanding anything to the contrary contained in this Agreement, the Parties are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and the Parties shall cause the other members of the applicable Group not to commence any dispute resolution procedure other than as provided in this Article XII.

Article XIII

Expenses

13.01        Expenses. Except as otherwise expressly provided to the contrary in any Transaction Document, any amount to be paid or reimbursed by a Party (or another member of its Group), on the one hand, to the other Party (or another member of its Group), on the other hand, under this Agreement shall be paid or reimbursed under this Agreement within thirty (30) Business Days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Article XIV

General Provisions

14.01        Entire Agreement; Counterparts; Exchanges by Facsimile. Section 5.1 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.02       Transaction Documents; Precedence of Agreements. Section 5.2 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.03        Survival. Section 5.3 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.04        Expenses. Section 5.4 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.05        Notices. Section 5.5 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.06        Waiver. Section 5.6 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.07        Assignment. Section 5.7 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.08        Termination. Section 5.8 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.09        Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties.

14.10        Group Members. Section 5.10 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.11        Third-Party-Beneficiaries. Except with respect to indemnification, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.12        Exhibits and Schedules. Section 5.12 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.13        Governing Law. Section 5.13 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.14        Submission to Jurisdiction. Section 5.14 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.15        Waiver of Jury Trial. Section 5.15 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.16        Specific Performance. Section 5.16 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.17        Severability. Section 5.17 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

14.18        Construction. Section 5.21 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INTERNATIONAL GAME TECHNOLOGY PLC

By:	/s/ Vincent L. Sadusky
Name:	Vincent L. Sadusky
Title:	Chief Executive Officer

IGNITE ROTATE LLC

By:	International Game Technology PLC
Its:	Managing Member

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Tax Matters Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

EVERI HOLDINGS INC.

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Voyager Parent, LLC

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	Vice President, Secretary and Treasurer

[Signature Page to Tax Matters Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Adjustment” means a Remainco Adjustment, a Spinco Adjustment or a Joint Adjustment.

“Affiliate” shall have the meaning set forth in the Merger Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall have the meaning set forth in the Separation Agreement.

“Benefited Party” shall have the meaning set forth in Section 2.06(a)(iii).

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Consolidated Return” means any U.S. federal consolidated Income Tax Return and any consolidated, combined, unitary or similar Income Tax Return required to be filed under state, local or non-U.S. Law that includes any member of the Spinco Group and that is not a Remainco Consolidated Return. A Buyer Consolidated Return shall include any U.S. federal consolidated Income Tax Return required to be filed by any member of the Spinco Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by any member of the Spinco Group under a similar or analogous provision of state, local or non-U.S. Law.

“Buyer Group” shall have the meaning set forth in the Separation Agreement.

“Buyer Sub” shall have the meaning set forth in the Recitals.

“Claiming Company” shall have the meaning set forth in Section 2.06(a)(i).

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meanings set forth in the Preamble.

“Controlling Company” shall have the meaning set forth in Section 8.02(a).

“Correlative Detriment” means an actual increase in a Tax of a Company (or another member of its Group) that occurs as a result of the Tax position that is the basis for a claim for Refund by the Claiming Company or for a Final Determination.

“Dispute” shall have the meaning set forth in Section 12.01.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“Equity Sale” has the meaning set forth in the Separation Agreement.

“Equity Sale Closing Time” has the meaning set forth in the Merger Agreement.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required or otherwise contemplated by any Transaction Documents or any action that is undertaken in connection with the Separation (or any restructuring in connection therewith), the Spinco Contribution or the Equity Sale.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Final Purchase Price” shall have the meaning set forth in the Separation Agreement.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Group Relief” means any Relief, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions contained in Part 5 and Part 5A of Corporation Tax Act 2010 of the United Kingdom, or any corresponding unitary or consolidation relief outside the United Kingdom having similar effect.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Income Taxes” means: (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, corporation, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in the foregoing clause (a)(i); and (b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“IRS” means the United States Internal Revenue Service.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a Spinco Adjustment nor a Remainco Adjustment.

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in the Merger Agreement.

“Merger Partner” shall have the meaning set forth in the Preamble.

“Merger Partner Group” shall have the meaning set forth in the Separation Agreement.

“Mixed Business Tax Return” means any Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one Asset or activity that is part of the Remainco Retained Business, on the one hand, and at least one Asset or activity that is part of the Spinco Business, on the other hand.

“Non-Controlling Company” shall have the meaning set forth in Section 8.02(b).

“Party” shall have the meanings set forth in the Preamble.

“Past Practices” shall have the meaning set forth in Section 2.03(a).

“Payor” shall have the meaning set forth in Section 3.02(a).

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any Tax Period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre-Closing Period” means any Tax Period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Section 12.01.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided that the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund.

“Relief” means any loss, relief, allowance or credit in respect of any Tax, any repayment of Tax, and any deduction in computing income, profits or gains for the purposes of any Tax, including carried-forward losses.

“Remainco” shall have the meaning set forth in the Preamble.

“Remainco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent a member of the Remainco Group would be solely responsible for any resulting Tax or solely entitled to receive any resulting refund under this Agreement.

“Remainco Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by any member of the Remainco Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by any member of the Remainco Group under a similar or analogous provision of state, local or non-U.S. Law. A Remainco Consolidated Return shall not include any Buyer Consolidated Return, including any U.S. federal consolidated Income Tax Return required to be filed by any member of the Spinco Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by any member of the Spinco Group under a similar or analogous provision of state, local or non-U.S. Law. Exhibit B sets forth a list of Remainco Consolidated Returns based on Tax filings to date (including for each such Tax Return, the name of the common parent, a list of the group members, the jurisdiction with respect to which each such Tax Return is filed and the type of Tax paid with each such Tax Return).

“Remainco Consolidated Taxes” means any Taxes attributable to any Remainco Consolidated Return.

“Remainco Group” shall have the meaning set forth in the Separation Agreement.

“Remainco Indemnified Parties” shall have the meaning set forth in the Separation Agreement.

“Remainco Retained Asset” shall have the meaning set forth in the Separation Agreement.

“Remainco Retained Business” shall have the meaning set forth in the Separation Agreement.

“Remainco Taxes” means, without duplication, (a) any Remainco Consolidated Taxes, (b) any Taxes that are attributable to the Remainco Retained Assets or the Remainco Retained Business, (c) any Taxes attributable to a member of the Spinco Group with respect to any Pre-Closing Period (including any Extraordinary Transaction entered into prior to the Equity Sale Closing Time at the voluntary direction of Remainco or any member of the Spinco Group) and (d) any Taxes imposed on or attributable to a member of the Spinco Group with respect to the Separation (and any restructuring in connection therewith), the Spinco Contribution or the Equity Sale.

“Required Company” shall have the meaning set forth in Section 3.02(a).

“Responsible Company” means, with respect to any Tax Return, the Company (or member of the Remainco Group or Spinco Group, as applicable) having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 7.01.

“Separation” shall have the meaning set forth in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return that reflects or reports Tax Items relating only to the Remainco Retained Business, on the one hand, or the Spinco Business, on the other (but not both).

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent a member of the Spinco Group would be solely responsible for any resulting Tax or solely entitled to receive any resulting refund under this Agreement.

“Spinco Business” shall have the meaning set forth in the Separation Agreement.

“Spinco Contribution” shall have the meaning set forth in the Separation Agreement.

“Spinco Group” shall have the meaning set forth in the Separation Agreement.

“Spinco Taxes” means, without duplication, (a) any Taxes required to be paid by a member of the Spinco Group attributable to a Post-Closing Period, (b) any Taxes that are attributable to the Spinco Assets or the Spinco Business in respect of a Post-Closing Period and (c) any Taxes attributable to an Extraordinary Transaction effected on the Closing Date after the Equity Sale Closing Time by a member of the Spinco Group at the voluntary direction of the Buyer, in each case, other than Remainco Taxes.

“Spinco Units” shall have the meaning set forth in the Merger Agreement.

“Straddle Period” means any Tax Period that begins on or before and ends after the Closing Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, customs, duties, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an Adjustment.

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could affect a Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments that is actually received in cash (or an actual reduction in cash payments for Taxes) by a Company as a result of a Loss in the same year as such Loss was incurred (determined on a “with and without” basis with items related to the Loss being the last items counted), net of reasonable expenses related to the Tax Benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” shall have the meaning set forth in the Separation Agreement.

“Transaction Taxes” mean any Transfer Taxes imposed in connection with the Separation, the Spinco Contribution or the Equity Sale.

“Transfer Tax” means any sales, use, value added, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty, non-resident capital gains or similar Tax.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.